Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-61091, 33-42211, 333-42338, 333-124763, and 333-153652 on Form S-8 and 333-154209 on Form S-3 of our reports dated February 25, 2011, relating to the consolidated financial statements and financial statement schedule of The Lubrizol Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

February 25, 2011